(d)(5)(i)

January 1, 2019

CBRE Clarion Securities LLC

201 King of Prussia Road

Suite 600

Radnor, PA 19087

Attention: William Zitelli, General Counsel

Dear Mr. Zitelli:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended and restated as of July 14, 2017 (the “Agreement”), between Voya Investments, LLC and CBRE Clarion Securities LLC, we hereby notify you of our intention to modify the annual sub-adviser fee rate for Voya Global Real Estate Fund and Voya International Real Estate Fund (each a “Fund” and together, the “Funds”), effective on January 1, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual sub-adviser fee rate for each Fund, is attached hereto.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please signify your acceptance to the modified sub-adviser fee rate for the Funds by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
CBRE Clarion Securities LLC

By:	/s/ David. S. Makowicz
Name:	David S. Makowicz
Title:	COO

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

CBRE CLARION SECURITIES LLC

Series		Annual Sub-Adviser Fees (as a percentage of average daily net assets)

Voya CBRE Global Infrastructure Fund	July 14, 2017	0.450% on all assets

Voya CBRE Long/Short Fund	July 14, 2017	0.625% on all assets

Voya Global Real Estate Fund(1)	January 1, 2019	0.400% on the first $200 million of assets; 0.350% on the next $550 million of assets; 0.300% on the next $250 million of assets; and 0.250% thereafter

Voya International Real Estate Fund(1)	January 1, 2019	0.400% on the first $200 million of assets; 0.350% on the next $550 million of assets; 0.300% on the next $250 million of assets; and 0.250% thereafter

(1)               For purposes of calculating fees under this Agreement, the assets of Voya Global Real Estate Fund and Voya International Real Estate Fund (together the “VMF Real Estate Funds”) shall be aggregated, and the assets of the VMF Real Estate Funds shall be aggregated with the assets of Voya Real Estate Fund, a series of Voya Equity Trust, which is not a party to this Agreement.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Manager based on relative net assets.